Exhibit 99.1

Adaptimmune Broadens Executive Team

PHILADELPHIA, Pa. and OXFORD, UK., March 15, 2017 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that it has broadened its executive team with the appointment of co-founder, Helen Tayton-Martin, Ph.D., M.B.A, to the newly-created role of Chief Business Officer, and Mr. William (Bill) Bertrand, Jr., J.D., as Chief Operating Officer. Both appointments are effective immediately.

Adaptimmune has an unrivalled portfolio of SPEAR T-cells, with four INDs open, including three for its wholly-owned SPEAR T-cells. Adaptimmune is also progressing pre-clinical work on a number of other targets, other HLA programs, second-generation products, allogeneic cells and autoimmune disease, and has a partnership with Bellicum to evaluate its switch technology.

Dr. Tayton-Martin has transitioned from her prior role as COO to the new CBO position that will see her focus entirely on optimizing the strategic and commercial opportunity for the Company’s assets. Her new role encompasses all aspects of pipeline and technology assessment, strategic portfolio analysis, partnerships and commercial planning. She will retain responsibility for alliances including the strategic partnership with GSK.

Mr. Bertrand, a highly experienced senior leader within the U.S. biotech industry, will assume responsibility for a range of operational functions, including compliance, risk management, human resources and legal/IP, based at Adaptimmune’s U.S. headquarters in Philadelphia. Mr. Bertrand will work closely with Dr. Tayton-Martin and the rest of the executive team in helping to prepare Adaptimmune for its next stage of development.

“We are delighted to welcome Bill Bertrand on board. Having been a senior executive at numerous life sciences companies, he brings extensive operational and management experience that is invaluable to support our next development stage, and, importantly, this appointment will also enable Helen Tayton-Martin to focus exclusively on maximizing the commercial opportunity for our substantial pipeline,” said James Noble, Adaptimmune’s Chief Executive Officer.

“This is a very exciting time for Adaptimmune as we progress four INDs enabling nine studies across 11 indications. I am pleased to be able to focus entirely on strategically optimizing our portfolio and partnerships,” commented Dr. Tayton-Martin.

“I am enthusiastic about joining Adaptimmune,” said Mr. Bertrand. “I believe the Company has great potential and it has already achieved numerous key milestones, with a very exciting future in prospect. I look forward to working with James and the rest of the team as we continue to build Adaptimmune for its next stage of growth and prepare for and deliver our pipeline to patients.”

Dr. Tayton-Martin has 25 years of experience working within the pharma, biotech and consulting environment in disciplines across preclinical and clinical development, outsourcing, strategic planning, due diligence and business development. She formerly served as Chief Operating Officer and is a co-founder of Adaptimmune, joining from Avidex Limited (subsequently Medigene) where she was responsible for commercial development of the soluble TCR program in cancer and HIV therapy. Dr. Tayton-Martin holds a Ph.D. in molecular immunology from the University of Bristol, U.K. and an M.B.A. from London Business School.

Mr. Bertrand’s prior experience includes a 12 year tenure at MedImmune, where he served as its first General Counsel and Chief Compliance Officer, along with holding a variety of operational and corporate strategy roles. He has also formerly served as Executive Vice President, General Counsel for Infinity Pharmaceuticals, Inc., and as Senior Vice President, Acting Chief Operating Officer and General Counsel for Salix Pharmaceuticals, where he remained as General Manager to help finalize the integration of the company’s $14 billion acquisition by Valeant Pharmaceuticals in April 2015. He is currently a member of the board of directors of Ardelyx, Inc. (Nasdaq: ARDX). Mr. Bertrand received a J.D. from the University of Wisconsin and a B.S. in biology from Wayne State University.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune has a number of proprietary clinical programs, and is also developing its NY-ESO SPEAR T-cell program under a strategic collaboration and licensing agreement with GlaxoSmithKline. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2017, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Investor Relations
Will Roberts
T: (215) 825-9306
E: will.roberts@adaptimmune.com

Juli Miller, Ph.D.
T: (215) 825-9310
E: juli.miller@adaptimmune.com

Media Relations
Margaret Henry
T: +44 (0)1235 430036
Cell: +44 (0)7710 304249
E: margaret.henry@adaptimmune.com